Exhibit 23.3

October 28, 2005

Vimicro International Corporation

15/F Shining Tower

No. 35 Xueyuan Road, Haidian District

Beijing 100083, People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus included in the registration statement on Form F-1, originally filed by Vimicro International Corporation on October 24, 2005 with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Latham & Watkins LLP